Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:	Kenneth W. Smith
Chief Financial Officer
CIRCOR International, Inc.
(781) 270-1200

C. William Zadel Joins CIRCOR International Board of Directors

Burlington, MA, October 31, 2007

CIRCOR International, Inc. (NYSE:CIR) a leading provider of valves and fluid control products for the instrumentation, aerospace, thermal fluid and energy markets, today announced the appointment of C. William Zadel to the company’s Board of Directors, thereby increasing the size of its Board from 6 to 7 members. Mr. Zadel also has been appointed to the Board’s Compensation and Audit Committees.

Mr. Zadel retired in 2004 after serving for eight years as the Chairman and Chief Executive Officer of NYSE listed manufacturing companies: first, with Millipore Corporation and then Mykrolis Corporation which was spun-off from Millipore. Prior to that, Mr. Zadel had served as President and Chief Executive Officer of Ciba Corning Diagnostics Corp. and held senior management positions with Corning, Inc. Mr. Zadel is currently a member of the Board of Directors of Kulicke and Soffa Industries, a NASDAQ listed manufacturer of products for the semiconductor assembly and Matritech, Inc., an AMEX listed manufacturer of cancer diagnostic products.

David A. Bloss, Sr., CIRCOR’s Chairman and Chief Executive Officer commented, “We are pleased to welcome Bill to the CIRCOR Board. His background as a Chief Executive in a variety of public company manufacturing environments will complement the Board’s composition and we are confident that his experience will benefit our shareholders.”

CIRCOR International, Inc. is a leading provider of valves and fluid control products that allow customers around the world to use fluid safely and efficiently in the instrumentation, fluid regulation and petrochemical markets. CIRCOR’s executive headquarters is located at 25 Corporate Drive, Burlington, MA 01803. The Company can be found on the World Wide Web at www.circor.com.